                                                                 EXHIBIT 10.1

                                AMENDMENT NO 1.

                                       TO

                               LICENSE AGREEMENT

        This Amendment No. 1 (the "Amendment") to License Agreement dated February 2, 1996 (the "License Agreement") is made as of February 21, 1997 by and between RICOR Racing and Development L.P., a California limited partnership ("Licensor"), Ricor, Inc., a California corporation ("Ricor, Inc."), Edelbrock Corporation, a Delaware corporation ("Licensee"), and, with respect to Sections 2, 5(a), 5(b) and 5(h) only, Mr. Don Richardson, an individual residing in the State of California.

                                    RECITALS

                A. Licensor possesses certain intellectual property rights, including patent rights, trademark rights, trade secrets, proprietary information, technical information, know-how and use data relating to manufacturing techniques and design specifications for shock absorbers.

                B. Licensor and Licensee entered into the License Agreement pursuant to which Licensee obtained a license to make, use and sell such shock absorbers in a certain territory and in certain markets subject to the terms, conditions and restrictions set forth in the License Agreement.

                C. Licensor and Licensee desire to amend the License Agreement pursuant and subject to the terms and conditions of this Amendment.

        In consideration of these premises and of the mutual promises contained in this Amendment and in the License Agreement, the parties hereby agree as follows:

        1. Definitions. Except as otherwise set forth herein, all defined terms as used herein shall have the same meaning as in the License Agreement, with the following exceptions:

                (a) Section 1.5 of the License Agreement shall be restated in its entirety as follows:

                1.5 Exclusive Territory. "Exclusive Territory" means all of the countries of the world, except for Central and South America, Asia, the Far and Middle East and the island nations of the South Pacific (such as Indonesia and the Philippines) (the "Excluded Territory"), but including Australia, New Zealand and the countries of the Caribbean. From and after one year from the date of



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
                this Amendment, the term "Exclusive Territory" shall mean all of the countries of the world except for (i) any countries situated in the Excluded Territory with respect to which Licensor has entered into a definitive agreement providing exclusive aftermarket rights under the Licensed Patents, Trademarks and Technical Information to make, use, sell, advertise and distribute Licensed Items to a party other than Licensee and
                (ii) the Non-Exclusive Territory as defined herein.

                (b) Section 1.6 of the License Agreement shall be restated in its entirety as follows:

                1.6 Field of Use. "Field of Use" means the non-OEM aftermarket for all applications that have the ability to utilize the Licensed Items and Technical Information (excluding military vehicle applications sold to the French military in the country of France and racing applications in Europe and Africa as defined in the Letter Agreement dated September 28, 1995, by and between Don Richardson and Pierre DeFrenne).

                (c) Section 1.12 of the License Agreement shall be restated in its entirety as follows:

                1.12 Non-Exclusive Territory. "Non-Exclusive Territory" means any countries situated in the Excluded Territory with respect to which Licensor has entered into a definitive agreement providing non-exclusive aftermarket rights under the Licensed Patents, Trademarks and Technical Information to make, use, sell, advertise and distribute Licensed Items to a party other than Licensee.

        (d) Section 1.15 of the License Agreement shall be restated in its entirety as follows:

                1.15 RICOR Shock Absorbers. "RICOR Shock Absorbers" means shock absorbers containing Licensor's proprietary "inertia sensitive system" embodied in the Licensed Patents and Technical Information, including both single and multiple-tube applications.

        2.      Additional Patents, Improvements and Discoveries

                Section 2.4 of the License Agreement shall be restated in its entirety as follows:

                2.4 Additional Patents, Improvements and Discoveries. Licensor and/or Don Richardson will promptly notify Licensee whenever either of them has



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
                filed an application for a patent in the United States Patent and Trademark Office pertaining to the subject matter of the Licensed Items, upon any material change in the status of any Licensed Patents or upon discovery of any improvement to or derivation of any Licensed Patent. All of such new patents, Improvements, derivations or discoveries (collectively, the "Rights") shall remain the property of Licensor and/or Don Richardson, provided that Licensor and/or Don Richardson pays all costs and expenses of ownership of the Rights and provided that such Rights shall be added to Exhibit A to the License Agreement and become licensed to Licensee to the same extent as other rights licensed under the license Agreement at no additional cost or consideration. In the event Licensor and/or Don Richardson, within a reasonable time after notification of Licensee, chooses not to secure ownership of any Right which may result in a patent, Licensee shall have the right to take ownership of such Right without any additional consideration to Licensor provided that Licensee pays all costs and expenses of ownership of any such Rights. Licensor and Don Richardson agree that, upon the reasonable request of Licensee and without further consideration, they will execute and deliver to Licensee such documents and will take such other actions as may be necessary and appropriate in order to vest in Licensee the full legal rights in any Right assumed by Licensee under this Section 2.4.

        3.      Additional Performance Standards

                (a) In addition to the minimum net sales price goals set forth in Section 8.1(b) of the License Agreement, Licensor or Licensee, at either party's discretion and option shall have the right to terminate the License Agreement including this Amendment or to convert any license granted hereunder or thereunder into a nonexclusive license, in respect of any region designated below, in the event Licensee fails to "address the market" in such region in accordance with the following schedule:

        TERRITORY                               "ADDRESS BY" DATES
        ---------                               ------------------
        Europe                                  July 1, 1999

        Australia/New Zealand                   July 1, 1999

        Asia/Far East (excluding Middle East)
          (if not addressed by Licensor)        July 1, 1999

        South Pacific Nations (if not
          addressed by Licensor)                July 1, 1999

        Central and South America (if not
          addressed by Licensor)                July 1, 2000

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

        Middle East (if not addressed by Licensor)              July 1, 2001

        Africa                                                  July 1, 2002

                (b) Failure by Licensee to meet an "address by" date with respect to a particular region will not permit Licensor or Licensee to terminate the license or convert the license into a nonexclusive license with respect to any other region.

                (c) The term "address the market" means the taking of willful efforts towards commercializing RICOR Shock Absorbers for aftermarket applications in the region, including commencement of research and development and marketing efforts, either directly or through a third party sublicensee, consistent with and similar to the efforts undertaken by Licensee to commercialize RICOR Shock Absorbers for the North American aftermarket. Merely entering into a sublicense without taking the efforts referred to in the previous sentence shall not be sufficient for this purpose.

                (d) Licensor's or Licensee's right to terminate or convert due to failure to meet an "address by" date shall be exercisable by Licensor or Licensee by six (6) months written notice to the other party. If, during such six (6) month period, Licensee takes action sufficient to "address the market" as defined above, Licensor or Licensee shall withdraw its notice, which shall be deemed of no further effect.


        4.      Advances, Loans and Prepaid Royalties
                -------------------------------------

                (a) Section 2.5(g) of the License Agreement shall be deleted in its entirety.

                (b) In lieu of Section 2.5(g), the parties agree as follows: The parties understand and acknowledge that Licensee has paid to Licensor the amount of $50,000 and has loaned to the Licensor the amount of $160,000 (with interest accrued to date of $8,524.58) (the "Loan"). In addition to the foregoing, on the date of execution of this Amendment, Licensee shall advance to Licensor the amount of $140,000. From and after the date of this Amendment, all of such amounts, totalling $358,524.58, shall be deemed as advances on royalties and upon execution of this Amendment the Loan shall be cancelled.

                Beginning one year from the date of execution of this Amendment, Licensee shall be entitled to deduct from royalty payments required to be made under the License Agreement an aggregate of $358,524.58 (plus all amounts designated as "prepaid royalties" paid pursuant to the Consulting Agreement referred to in Section 5(a) of this Amendment), which deduction, if taken, shall be reflected on the appropriate royalty statement furnished under the License Agreement and in no event shall the deduction with respect to any royalty payment exceed 50% of such payment. Prior to one year from the date of this Amendment Licensee shall not be entitled to any royalty set-off in respect of any amounts loaned or advanced.



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        5.      Development Provisions

                (a) Don Richardson Consulting. In addition to its support obligations set forth in the License Agreement, Licensor shall cause Don Richardson, and Don Richardson hereby agrees, to provide consulting services and advice to Licensee, at the request of Licensee from time to time, in connection with the research and development of patents, improvements, derivations, discoveries and other inventions in connection with the subject matter of the Licensed Items and Technical Information. In exchange for such services Licensee shall pay to Licensor, for a period of one year, the amount of $12,500 per month, of which $7,500 per month shall be credited against future royalties beginning one year from the date of this Amendment as set forth in Section 4(b) of the Amendment. From and after one year from the date of the Amendment, Licensee shall pay to Licensor $5,000 per month for such services, provided, that either party may terminate the agreement set forth in this Section 5(a) on thirty (30) days prior written notice, such termination not to affect any other term or provision of this Amendment or the License Agreement. Licensee shall reimburse Licensor for all reasonable pre-approved expenses incurred by Licensor in reasonable transportation, room and board of Licensor personnel while at any facility of Licensee.

                (b) Confidentiality. Mr. Don Richardson, by executing this Amendment, hereby personally agrees to keep confidential any and all Confidential Information with respect to Licensee to the same extent as Licensor and Licensee have agreed to maintain the confidentiality of each other's Confidential Information as set forth in Article 9 of the License Agreement.

                (c) Research and Development Employees. Upon execution of this Amendment, Licensee, Licensor and Ricor, Inc. shall use their reasonable efforts to cause Licensee to hire certain current employees of Licensor and/or Ricor, Inc., as designated by Licensee ("Ricor Employees"), for the purpose of conducting shock absorber research and development. Any employment by Licensee of any Ricor Employees shall be on similar terms to current employees of Licensee engaged in similar work. Licensee understands and acknowledges that employment of any current Licensee employee is subject to the approval of the particular employee and Licensor can offer no guarantee of acceptance of employment by any Ricor Employee. Licensor and Ricor, Inc. reserve the right to continue to employ any person not employed by Licensee for whatever reason.

                (d) Purchase of Equipment. Licensor shall sell and Licensee shall purchase certain equipment and inventory owned by Ricor, Inc. for a purchase price of $95,000 pursuant to an asset purchase agreement in substantially the form attached hereto as Exhibit A.

                (e) Licensor Development Needs. Licensee recognizes that Licensor may, from time to time, desire to use Licensee's development resources in connection with any additional aftermarket licenses in the territories excluded from the definition of Exclusive


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Territory and in connection with OEM commercialization efforts as set forth in
Section 6 of this Amendment. Licensee agrees that it will use its reasonable best efforts to make such development resources available to Licensor when reasonably requested by Licensor subject to payment to Licensee by Licensor or any licensee of Licensor of usual and customary development fees to be negotiated in good faith from time to time by the parties. Such fees shall be based on Licensee's cost plus usual and customary profit and shall be substantially in accordance with the schedule of costs outlined in Exhibit B hereto.

                (f) Payment of Licensor/Ricor, Inc. Rent, Utilities, Etc. Licensee shall promptly pay, upon submission of monthly bills in accordance with Licensee's instructions, all rent, utilities and other approved costs in respect of the Ricor, Inc. development facility in Sutter Creek, California, provided, that any increase in rent from the current level shall be paid only upon approval of such increase by Licensee. In addition, Licensor may from time to time request additional material, equipment and supplies, payment for which shall be in the sole discretion of Licensee.

                (g) Indemnification. In addition to the indemnification obligations set forth in Section 7.3 of the License Agreement, Licensee agrees to include any claims, demands, liabilities, actions, suits, proceedings losses, damages, judgments, expenses and/or costs (including without limitation reasonable attorneys' fees and related costs) based on or arising out of any claims or demands by any third party that a Licensed Item or Licensed Items were improperly or defectively designed and such improper or defective design was caused by acts or omissions of Licensee, provided that Licensee shall not be responsible for indemnifying Licensor to the extent that such improper or defective design was caused by acts or omissions of Don Richardson, Licensor and/or Ricor, Inc.

                (h) Richardson Covenant Not to Compete. During such time as Licensee is paying Licensor pursuant to Section 5(a) hereof and for a period of two (2) years thereafter, Don Richardson agrees not to, directly or indirectly, own more than 10% of, manage, operate, join, control, assist or participate in the ownership, management, operation or control of any business which, directly or indirectly, competes with the Licensee in the business of making, using and selling shock absorbers within the Exclusive Territory. The restrictive covenant contained in this Section 5(h) shall be suspended during any time during the period that Licensee shall not be engaged in the business of making, using or selling RICOR Shock Absorbers.

        6.      OEM Provisions.

                (a) All OEM markets and applications shall remain the sole and exclusive property of Licensor; however, Licensor and Licensee agree to work together to exploit the OEM market on the terms outlined below.

                (b) Licensee and Licensor understand and acknowledge that in certain circumstances it may be beneficial for Licensee to market certain OEM applications under



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the "Edelbrock umbrella", by which it is meant use of Licensee's name, expertise and facilities in order to validate and strengthen the image of RICOR Stock Absorbers to potential OEM licensees. In the event Licensor deems it beneficial to market its technology to the OEM market under the Edelbrock umbrella, Licensee agrees to make available to Licensor its name, facilities, expertise and/or personnel, the extent and nature of which shall be determined by agreement of the parties on a case-by-case basis, taking into account Licensor's needs and Licensee's resources.

        (c) In the event Licensee independently encounters what it believes to be a significant OEM opportunity, Licensee shall make every reasonable effort to promptly notify Licensor of such opportunity and shall make available appropriate resources of Licensee to assist Licensor in exploiting such opportunity.

        (d) If Licensee contributes to the securing of any OEM license or other arrangement, whether by permitting Licensor to market OEM under the Edelbrock umbrella and/or by introducing Licensor to a significant OEM opportunity, Licensee shall be entitled to receive a percentage of all fees and royalties actually received from any such license or arrangement, which percentage shall generally be assumed to be 20% but shall be subject to adjustment by the Committee (as defined below) in light of the relative contribution and efforts of each Licensor and Licensee. In addition, Licensor shall be entitled to receive a percentage of any consideration actually received by Licensee in connection with the manufacture by Licensee of any Licensed Items for the OEM market or to the extent Licensee participates in the chain of distribution with respect to any Licensed Items for the OEM market, which percentage shall generally be assumed to be 20% but shall be subject to adjustment by the Committee (as defined below).

        (e) The Committee shall consist of six members, three of which shall be appointed by Licensee ("Licensee Members") and three of which shall be appointed by Licensor ("Licensor Members"). The initial Licensee Members shall be Messrs. Victor Edelbrock, Jeffrey Thompson and Jack Mayberry. The initial Licensor Members shall be Messrs. Don McNerney, Don Richardson and Barry Harkins. The Committee shall meet from time to time as needed to further the commitments and obligations of the parties set forth in this Amendment and the License Agreement. The Committee shall endeavor to seek 100% consensus in all matters; however, in the event 100% consensus cannot be achieved, approval of a majority of the Committee members shall be required for any action to be effective. Should any Licensee Member resign or die or become disabled, the vacancy shall be filled by a member or an affiliate of Licensor's organization as selected by a majority of the remaining Licensor Members. The Committee may act by unanimous written consent in lieu of a meeting. The presence in person or telephonically of each Committee member shall be required to constitute a quorum, except that any Committee member may designate another Committee member as his proxy with respect to any particular meeting or action.

                (f) In the event the Committee is deadlocked and cannot come to an agreement on any particular matter, the parties agree to submit such matter for binding resolution to a mutually-agreeable third-party who is not an affiliate of, advisor to, employee of or otherwise associated with either of Licensor or Licensee. Subject in all cases to the rights of the parties to seek arbitration under the License Agreement or any other rights, the parties agree that the decision of such third-party shall be binding and that such third-party shall be entitled to consider any and all information such person believes is relevant to a resolution of the matter.

        7.      Miscellaneous

                (a) Other Licensor Agreements. In the event Licensor enters into any agreement in respect of aftermarket territories not included in the Exclusive Territory licensed hereby, Licensor shall include in such license a prohibition on the licensees, any sublicensees, any suppliers or any manufacturers thereunder from selling any RICOR Shock Absorbers falling within the scope of the Licensed Patents or Technical Information for aftermarket applications in any territory exclusively licensed to Licensee under this Amendment and the License Agreement, and shall designate Licensee as a third party beneficiary of such prohibition. Licensor agrees that any person who is known to violate such prohibition shall be treated as a third party infringer as set forth in Section 5.3 of the License Agreement and further agrees that it will cooperate with Licensee to permit Licensee to enforce such prohibition as a third party beneficiary. Licensor represents and warrants to Licensee that the license agreement with Pierre DeFrenne referred to in Section 1(b) of this Agreement and the License Agreement are the only agreements under which the Licensed Patents and Technical Information are licensed to any third party.

                (b) Press Releases. There shall be no public disclosure by Licensor or any of its agents or affiliates of the contents of this Amendment or of the transactions contemplated herein unless and until agreed to in writing by Licensee. Licensee may make disclosure of the contents of this Amendment and/or of the transactions contemplated hereby at its discretion, provided, that Licensee shall make all reasonable efforts to allow Licensor the opportunity to review any press releases mentioning Licensor or its technology prior to release. Nothing herein shall in any way affect Licensee's obligations to comply with applicable laws relating to the disclosure of public information.

                (c) Dispute Resolution. The parties understand and acknowledge that certain provisions of this Amendment are subject to interpretation, including, but not limited to the definition of "address the market" in Section 3(c) hereof. Without in any way limiting the rights of the parties to seek arbitration under the License Agreement or any other rights, the parties agree that in the event of a dispute regarding any matter under this Amendment or the License Agreement the parties will attempt to resolve the dispute through the Committee.

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        (d)     Effect of Amendment.  Except as otherwise modified hereby, the terms of the License Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


RICOR RACING AND DEVELOPMENT, L.P.              EDELBROCK CORPORATION
205 Amador Road                                 2700 California Street
Sutter Creek, CA 95685                          Torrance, CA 90503


By: RICOR, Inc., its General
Partner


/s/ DON RICHARDSON                              By: /s/ VICTOR EDELBROCK
--------------------------------                -------------------------------
Don Richardson                                  Victor Edelbrock
President                                       President



RICOR, Inc.




By: /s/ DON RICHARDSON
   -----------------------------
   Don Richardson
   President


With respect to Sections 2, 5(a), 5(b)
and 5(h) hereof only:



/s/ DON RICHARDSON
--------------------------------
Don Richardson